Exhibit 99.1
NINTH AMENDMENT TO OFFICE LEASE
     THIS NINTH AMENDMENT TO OFFICE LEASE (this “Ninth Amendment”) is made as of the later of the dates accompanying a signature by Landlord and Tenant below, by and between BERKELEY FIRST CITY, LTD., a Delaware limited partnership (“Landlord”), and PENSON WORLDWIDE, INC., a Delaware corporation (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord’s predecessor-in-interest, F/P/D Master Lease, Inc., a Texas corporation (“Original Landlord”), and Tenant’s predecessor-in-interest, Service Asset Management Company, a North Carolina corporation (“Original Tenant”), entered into that certain Office Lease dated as of May 20, 1998 (the “Original Lease”), with respect to the lease of approximately 31,478 square feet of Net Rentable Area (as defined in the Lease) on the 14th floor known as Suite 1400 of that certain office building known as 1700 Pacific (the “Building”), which Original Lease was amended by (i) that certain First Amendment to Office Lease dated as of July 16, 1998, (ii) that certain Second Amendment to Office Lease dated as of February 17, 1999, (iii) that certain Third Amendment to Office Lease dated as of September 20, 1999, (iv) that certain Fourth Amendment to Office Lease dated as of November 30, 1999, (v) that certain Fifth Amendment to Office Lease dated as of May 25, 2000, (vi) that certain Sixth Amendment to Office Lease dated as of January 9, 2001, (vi) that certain Seventh Amendment to Office Lease dated as of July 9, 2001, and (vi) that certain Eighth Amendment to Office Lease (the “Eighth Amendment”) dated as of April 26, 2006, executed by Landlord and Tenant (the Original Lease, as so amended, being hereinafter sometimes called the “Current Lease”), which currently relates to approximately 81,608 square feet of Net Rentable Area (as that term is defined in the Current Lease) on the 14th, 15th, 19th and 20th floors of the Building (such approximately 81,608 square feet of Net Rentable Area being hereinafter sometimes called the “Current Premises”); and
     WHEREAS, Landlord and Tenant now desire to amend the Current Lease to expand the Current Premises by adding prior to the “2008 Expansion Effective Date” (as defined in the Eighth Amendment) the space that is defined to in the Eighth Amendment as the “2008 Expansion Premises” (such space being referred to in this Ninth Amendment as the “Added Premises”). The Current Lease, as modified by this Ninth Amendment, is sometimes hereinafter referred to herein as “this Lease”.
     NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Ninth Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

     1. Expansion of Current Premises.
     (a) Pursuant to the Eighth Amendment, the Current Premises now includes the “2006 Expansion Effective Date” which was defined in the Eighth Amendment. The parties now hereby agree that effective as of January 1, 2007 (the “Added Premises Expansion Date”), the Leased Premises shall be expanded to include the approximately 13,084 Rentable Square Feet on the 19th floor of the Building, which was shown on Exhibit “B” attached to the Eighth Amendment (such approximately 13,084 Rentable Square Feet being called the “2008 Expansion Premises” in the Eighth Amendment but being called herein the “Added Premises”); and as of the Added Premises Expansion Effective Date, the Added Premises shall be added to the definition of “Leased Premises” as that term is used in this Lease. Accordingly, as of the Added Premises Effective Date, the Leased Premises for Tenant shall consist of approximately 94,692 Rentable Square Feet on the 14th, 15th, 19th and 20th floors of the Building.
     (b) As stated in Paragraph 1(c) of the Eighth Amendment, the square footage recitation in Paragraph 1(a) above is subject to Tenant’s further rights to expand pursuant to its right of first refusal prescribed in Paragraph 8 below.
     2. Minimum Rent. As prescribed in the Eighth Amendment, the Minimum Rent which is currently payable pursuant to the Current Lease, and shall continue to be payable until the day immediately preceding the Added Premises Expansion Date, is $115,611.33 per month. Commencing as of the Added Premises Expansion Date, and continuing through and including the Expiration Date of this Lease, the Minimum Rent shall be $134,147.00 per month.
     3. Tenant’s Proportionate Share; Base Year for Operating Costs. As prescribed in the Eighth Amendment, Tenant’s Proportionate Share of any Excess Operating Costs is 6.088%, i.e., based upon a total of 81,608 Rentable Square Feet Rental Square in the Leased Premises; and such percentage shall continue to be payable until the day immediately preceding the Added Premises Expansion Date. Commencing as of the Added Premises Expansion Date, and continuing through and including the Expiration Date of this Lease, Tenant’s Proportionate Share of any Excess Operating Costs shall be 7.064%, i.e., based upon the total of 94,692 Rentable Square Feet Rental Square in the Leased Premises.
     4. “AS IS”; Improvement Allowances.
     (a) Tenant acknowledges that it has made a complete examination and inspection of the Added Premises and accepts the same in its current condition, “AS IS, WHERE IS”, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the Premises. ADDITIONALLY, LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE PREMISES. ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY, HABITABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY DISCLAIMED, NEGATED AND WAIVED. This Paragraph 4(a), however, is subject to the lease amendments set out in Paragraph 12 below.
Ninth Amendment to Office Lease
May 8, 2007

     (b) Tenant has heretofore commenced construction activities in the Current Premises pursuant to Paragraph 5(b) of the Eighth Amendment, and Landlord has accordingly commenced funding to Tenant installments of the $735,140.00 “2006 Allowance” which is described in that Paragraph 5(b). By this Ninth Amendment the parties hereby extend the deadline for Tenant’s receiving the balance of the “2006 Allowance” (i.e., the deadline stated in the first line of Paragraph 5(b) of the Eighth Amendment), from October 1, 2006 to December 31, 2007.
     (c) This Paragraph 4(c) replaces Paragraph 5(c) of the Eighth Amendment, which is hereby deleted in its entirety (as are all references in the Eighth Amendment to the “2008 Allowance”). The parties hereby agree that at any time prior to December 31, 2007, Tenant may request from Landlord a reimbursement for out-of-pocket costs which Tenant has incurred in remodeling the Current Premises and/or the Added Expansion Premises; and provided that Tenant is not then in default under this Lease beyond applicable grace periods, Landlord will reimburse Tenant for up to $392,520.00 of Tenant’s out-of-pocket costs. Such $392,520.00 amount (the “Added Premises Allowance”) has been calculated by multiplying $30.00 times the Rentable Square Feet in the Added Premises. Landlord further agrees that the sum of the 2006 Allowance and the Added Premises Allowance may be used for improvements in the Current Premises, in the Added Premises, or allocated between the Current Premises and the Added Premises as Tenant so chooses. Notwithstanding the immediately preceding sentence to the contrary, both the 2006 Allowance and the Added Premises Allowance shall be reduced by 5% of the amounts so requested by Tenant, in order to account for a construction management fee payable to Landlord on account of Landlord’s coordination efforts and costs in facilitating Tenant’s remodeling activities. In connection with the remodeling for which a reimbursement is prescribed in this subparagraph (c), Landlord and Tenant further agree that the construction contract for such remodeling shall be executed by Landlord after approval thereof by both Landlord and Tenant; moreover, both Landlord and Tenant also agree that Landlord shall pay the cost of such remodeling until the above-stated allowances have been reduced to zero, after which time Tenant shall pay all remaining costs and shall indemnify Landlord from any claims by the contractors on account of such remaining costs.
     5. Parking.
     (a) For the period of the Lease Term through and including the day immediately preceding the Added Premises Expansion Date, Tenant’s parking privileges, as originally explained in Paragraph 53 of the Original Lease, shall be as follows (i.e., as prescribed in Paragraph 6(a) of the Eighth Amendment): sixteen (16) permits for unassigned, unreserved parking in the On-Site Garage, as that term is defined in the Current Lease (the “On-Site Unreserved Permits”) and ninety (90) permits for unassigned, unreserved parking in the Off-Site Garage, as that term is defined in the Current Lease (the “Off-Site Permits”).
Ninth Amendment to Office Lease
May 8, 2007

     (b) Effective as of the Added Premises Expansion Effective Date and continuing throughout the remainder of the Term of this Lease, Tenant’s parking permits, as originally explained in Paragraph 53 of the Original Lease, shall be amended to provide that Landlord shall provide Tenant, in lieu of the parking permits specified in subsection (a) immediately above, eighteen (18) permits for unassigned, unreserved parking in the On-Site Garage, as that term is defined in the Current Lease (the “On-Site Unreserved Permits”) and one hundred two (102) permits for unassigned, unreserved parking in the Off-Site Garage, as that term is defined in the Current Lease (the “Off-Site Permits”).
     (c) The parties acknowledge and agree that commencing as of July 1, 2006, and continuing throughout the remainder of the Term of this Lease, Tenant shall pay Landlord or Landlord’s designated agent, as monthly Parking Fees, the sum of the following: (i) an amount determined by multiplying (A) $200.00, plus applicable sales tax, per month, times (B) the number of On-Site Unreserved Permits which Tenant then has a right to under this Ninth Amendment; plus (ii) an amount determined by multiplying (A) $100.00 per month, plus applicable sales tax, times (B) the number of Off-Site Permits, which Tenant then has a right to under this Ninth Amendment, Such Parking Fees shall be payable in accordance with the Parking Agreement.
     (d) In addition to the parking permits prescribed above, Tenant may request one or more additional permits for unreserved parking in either the Off-Site Garage or the On-Site Garage (the “Availability Permit(s)”); and Landlord agrees that for as long as Landlord in its sole discretion deems it able to do so, Landlord shall make available one or more of the Availability Permit(s) requested by Tenant. All Availability Permits which Tenant may acquire shall be issued solely on a month-to-month basis and subject to recall, in whole or in part, based on the then present and anticipated future parking needs for the Building, as determined by Landlord in its sole discretion. The Parking Fees for any Availability Permit(s) which Tenant may acquire shall be the same as prescribed in the immediately preceding grammatical paragraph; however, Landlord at its option may revise the Parking Fees for Availability Permit(s) to the Parking Fees charged from time to time by Landlord to other users of such parking permits. Notwithstanding the foregoing, each Availability Permit will be leased solely on a month-to-month basis, and either Landlord or Tenant may terminate the lease of an Availability Permit by providing the other written notice of its election to terminate the lease of such Availability Permit no less than thirty (30) days prior to any such termination.
     6. Back-Up Generator. As explained in the second “WHEREAS” paragraph on the first page of the Eighth Amendment, one of the documents which are ancillary to the Current Lease is a Temporary Space License Agreement dated as of November 8, 1999 (the “Garage Space License”), which granted Original Tenant a temporary license to use space on the third floor of the On-Site Garage (as that term is defined in the Original Lease) for a back-up electrical generator. As of the date of this Ninth Amendment, Tenant has installed a generator (the “Current Generator”) at the location that is shown as “100 KW Gen” on Exhibit “A” attached to this Ninth Amendment (which is a site plan of a portion of garage floor P-3), and Tenant is using such Current Generator pursuant to the terms of the Garage Space License. Pursuant to this Ninth Amendment, Landlord and Tenant agree as follows:
Ninth Amendment to Office Lease
May 8, 2007

(a)	At any time on or after April 1, 2007, Tenant may if it so elects propose to Landlord (i.e., Tenant shall have no obligation to do so) that the Current Generator will continue to be used and an additional, larger (200 KW) back-up generator (the “New Generator”) may be installed at a location north of the Current Generator, within the area that is outlined with a dotted line on Exhibit “A” and is identified therein as “1st Option for Future GenSet Location.” Such proposal, if made by Tenant, shall include a complete description of the proposed New Generator. Upon Landlord’s receipt of such proposal by Tenant, Landlord shall not unreasonably withhold its consent to Tenant’s proposal, as long as (i) the New Generator is, in the opinion of Landlord’s building engineer, safe and consistent with the operations and appearance of an underground garage for a first-class office building (which may require Tenant’s enhancement, at its sole expense, of the exhaust and/or duct system servicing the generator area), and (ii) the size of the New Generator is approximately the size that is shown as “Future 200 KW Gen” on Exhibit “A” (i.e., the New Generator may be located at any location within the area identified as “1st Option for Future GenSet Location,” but it is to be approximately the same size as is shown as “Future 200 KW Gen”).

(b)	If and upon mutual agreement between Landlord and Tenant upon the matters mentioned in subparagraph (a) immediately above, then Tenant at its sole expense shall be entitled to install the New Generator, upon which event the Garage Space License shall apply to the New Generator as well as to the Current Generator, with the exception that Tenant shall pay to Landlord $400.00 per month for the space occupied by the New Generator, as prescribed in subparagraph (e) below.

(c)	At any time after April 30, 2007, Tenant may if it so elects propose to Landlord (i.e., Tenant shall have no obligation to do so) that Tenant install another back-up generator (the “Second Generator”) either (I) in the area described in subparagraph (a) above as “1st Option for Future GenSet Location” (i.e., along with the New Generator, if the New Generator has already been located in that area), or (II) at a location south of the Current Generator, within the area that is outlined with a dotted line on Exhibit “A” and is identified therein as “2nd Option for Future GenSet Location,” or (III) at the former location of the Current Generator, if Tenant first removes the Current Generator (or if Tenant already did so in connection with its installation of the New Generator). Such proposal, if made by Tenant, shall include a complete description of the proposed Second Generator and the location proposed by Tenant in the On-Site Garage for the Second Generator, i.e., with the location limited as described in the immediately preceding sentence. Upon Landlord’s receipt of such proposal by Tenant, Landlord shall not unreasonably withhold its consent to Tenant’s proposal, as long as (i) the Second Generator is, in the opinion of Landlord’s building engineer, safe and consistent with the operations and appearance of an underground garage for a first-class office building (which may require Tenant’s enhancement, at its sole expense, of the exhaust and/or duct system servicing the generator area), and (ii) the size of the New Generator is approximately the size that is shown as “Future 200 KW Gen” on Exhibit “A” (i.e., the Second Generator
Ninth Amendment to Office Lease
May 8, 2007

may be located at any location that is permitted above in this subparagraph (c), but it is to be approximately the same size as is shown as “Future 200 KW Gen”). If and upon mutual agreement between Landlord and Tenant upon the matters mentioned in this subparagraph (c), then Tenant at its sole expense shall be entitled to install the Second Generator, upon which event the Garage Space License shall apply to the New Generator and either the Current Generator or the New Generator.

(d)	If and upon Tenant’s installation of both the New Generator, as contemplated in subparagraph (a) above, and the Second Generator, as contemplated in subparagraph (c) above, then the Current Generator shall become the sole property of Landlord.

(e)	Commencing upon the first day of the calendar month following the installation of the first to be installed of the New Generator or the Second Generator, and continuing through the end of the term of the Lease (including any renewal terms), concurrent with the payment of Minimum Rent owing under the Lease, Tenant shall pay to Landlord $400.00 per generator space per month for each generator space occupied by the New Generator and/or the Second Generator (but in any event subject to the generator space limitations set forth in subparagraph (f) below).

(f)	Notwithstanding anything to the contrary contained in this Ninth Amendment, in the Current Lease, in the Temporary Space License Agreement or in any other document signed by Tenant, all parties agree that under no circumstances shall Tenant occupy more than two (2) generator spaces in connection with any right for a back-up generator which is granted above in this Paragraph 6, in the Current Lease, in the Temporary Space License Agreement or in any other such document. For purposes of this subparagraph (f), a generator space shall be deemed to include any space in either the On-Site Garage or the Off-Site Garage that would be available either for parking or for a generator servicing another tenant’s premises, or for both such purposes, but instead is being occupied by a generator servicing Tenant.
     7. Brokerage Commissions. Landlord and Tenant hereby represent and warrant to each other that, other than commissions due and payable by Landlord to Trammell Crow Company (representing Landlord in this transaction) and The Staubach Company – Southwest, Inc. (representing Tenant in this transaction), each of whom will be compensated by Landlord pursuant to a separate commission agreement between the Landlord and each respective brokerage company so named, no commission is due and payable to any broker or other leasing agent in connection with this Ninth Amendment as a result of its own dealings with any broker or leasing agent. In this regard, Landlord and Tenant hereby agree to indemnify and hold each other harmless from and against all loss, damage, cost and expense (including reasonable attorneys’ fees) suffered by the other party as a result of a breach of the foregoing representation and warranty.
Ninth Amendment to Office Lease
May 8, 2007

     8. Full Force and Effect. In the event any of the terms of the Current Lease conflict with the terms of this Ninth Amendment, the terms of this Ninth Amendment shall control. Except as amended hereby, all terms and conditions of the Current Lease, as well as the terms of the Garage Space License, the Temporary Space License Agreement and the Antenna License (as those documents are defined in the Eighth Amendment), shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease as amended hereby. The Current Lease, as amended herein, together with the Garage Space License, the Temporary Space License Agreement and the Antenna License, constitute the entire agreement between the parties hereto, and no further modification of this Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.
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Ninth Amendment to Office Lease
May 8, 2007

     9. Execution Requirement; Effective Date; Counterparts; Telecopy. The submission by Landlord of this Ninth Amendment to Tenant for examination, negotiation or signature does not constitute an option for, or a representation by, Landlord. This Ninth Amendment shall be effective if and when (and only if and when) it has been executed by Landlord and Tenant. When such condition has been satisfied, the effective date of this Ninth Amendment shall be the latest date accompanying a signature by Landlord and Tenant; and if any one or more of such signatures fail to be accompanied by a date, then the date of such signature(s) shall be established by the best alternative evidence. Counterpart execution and delivery of a signed copy by telecopy transmission shall be effective with regard to the signing party(ies).

LANDLORD:

BERKELEY FIRST CITY, L.P., a Delaware limited partnership

By:	KAL First City L.L.C., a Delaware limited liability company and sole general partner

	By:	/s/ Jon Hamilton
Jon Hamilton, Manager

Date: May 9, 2007

TENANT:

PENSON WORLDWIDE, INC., a Delaware corporation

By:	/s/ Roger J. Engemoen, Jr.

Roger J. Engemoen, Jr.
Chairman

Date: May 9, 2007
Ninth Amendment to Office Lease
May 8, 2007

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